Exhibit 5

June 25, 2001

SangStat Medical Corporation
6300 Dumbarton Circle
Fremont, California 94555

Re: SangStat Medical Corporation Registration Statement
for Offering of 400,000 Shares of Common Stock

Ladies and Gentlemen:

I refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 400,000 shares of Common Stock under the Company's 1993 Stock Option Plan. I advise you that, in my opinion, when such shares have been issued and sold under the applicable provisions of the Company's 1993 Stock Option Plan, and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration statement, including the prospectus constituting a part thereof, which has been approved by me, as such may be further amended or supplemented.

Very truly yours,

/s/ Carole L. Nuechterlein

Carole L. Nuechterlein
Senior Vice President & General Counsel